Exhibit 23.1

Consent of Ernst & Young LLP


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Navarre Corporation for the registration of 530,000 shares of its common stock, and to the incorporation by reference therein of our report dated April 26, 1996, with respect to the consolidated financial statement s of Navarre Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 1996, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.
Ernst & Young LLP
Minneapolis, Minnesota
November 21, 1996